Exhibit 99.1

KarstadtQuelle AG to Acquire
Home Shopping Europe GmbH & Co. KG from IAC

NEW YORK — May 9, 2007 — IAC (Nasdaq: IACI) and KarstadtQuelle AG (XETRA: KAR), Europe’s leading retail and tourism group, announced today that they have entered into an agreement for KarstadtQuelle to acquire the German TV and internet retailer Home Shopping Europe GmbH & Co. KG (HSE-Germany), and its affiliated station HSE24, from IAC.

In consideration for the sale, IAC will receive shares of KarstadtQuelle stock with an initial value of approximately $196 million (EUR 145 million), plus additional consideration designed to ensure that under certain circumstances the stock received in the transaction has a value of up to $270 million (EUR 200 million) within three years.

“The sale of HSE24 to KarstadtQuelle allows us to strengthen our focus on our core domestic retail market, and demonstrates IAC’s continuing commitment to redeploy its capital into strategic growth areas,” said Doug Lebda, President and Chief Operating Officer of IAC.

HSE-Germany operates a German-language television home shopping business that is broadcast 24 hours a day, seven days a week, in Germany, Austria and Switzerland, and also operates the website http://www.hse24.de.  HSE-Germany’s management team will remain in place following the transaction, with Dr. Konrad Hilbers continuing in his role as Chief Executive Officer.

“I am excited about the purchase of HSE 24,” said Thomas Middelhoff, CEO, KarstadtQuelle. “Home-Shopping is the ideal distribution channel for our mail order business and offers a wide range of options for future expansion, especially in Eastern Europe.”

“Joining the KarstadtQuelle group presents HSE24 with the opportunity for continued growth and profitability improvement” says Dr. Konrad Hilbers, CEO of Home Shopping Europe.  “I am confidant that leveraging KQ’s retail expertise and product offerings will best position us for future success.”

IAC was advised on the transaction by JPMorgan and Skadden Arps.  The transaction, which is subject to customary closing conditions, is expected to close during the second or third quarter of 2007.

About KarstadtQuelle AG

KarstadtQuelle AG headquartered in Essen/Germany is Europe’s leading retail and tourism group.  Its core activities include Karstadt department stores at prime locations in German cities, domestic and international mail order companies, and the Tourism business (Thomas Cook). To learn more about KarstadtQuelle please visit http://www.karstadtquelle.com.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To learn more about IAC please visit http://www.iac.com.

About HSE24

HSE24, Germany’s first shopping channel, went on air in 1996, laying the foundation for a new branch of trade in Germany: Home Shopping. The Munich based company combines TV and online shopping under one roof. HSE24 broadcasts throughout Germany by cable and satellite. The TV department store reaches a total of more than 39 million households in Germany, Austria and Switzerland. It is wholly owned by HSN, a company of IAC (NASDAQ: IACI). For more information on HSE24 please visit http://www.hse24.net.

Safe Harbor Statement under The Private Securities Litigation Reform Act Of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,”  “expects,” “anticipates,” “intends,” “plans,” “seeks,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors described in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on IAC’s future results. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. IAC does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release.

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Contacts

IAC Investor Relations:	IAC Corporate Communications:
James Hart / Eoin Ryan	Andrea Riggs / Stacy Simpson
(212) 314-7400	(212) 314-7280 / 7470

KarstadtQuelle AG:	HSE24:
Joerg Howe	Heike Klembt
joerg.howe@karstadtquelle.com	H.Klembt@hse24.de
+49 201 727 2538	+49 (0)89 960 60 117